Exhibit 10.24

GRANTOR TRUST AGREEMENT

FOR TOYS “R” US, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and Restated To

Include All Amendments Effective

Through January 31, 2003

This amended GRANTOR TRUST AGREEMENT, effective January 31, 2003, by and between Toys “R” Us (“the Company”) and Wachovia Bank, N.A. is hereinafter set forth.

WHEREAS, the Company has adopted the Toys “R” Us, Inc. Supplemental Executive Retirement Plan (the “Plan”);

WHEREAS, the Company has incurred or expects to incur liability under the terms of the Plan with respect to the individuals participating in or benefiting under the Plan (the “Participants and Beneficiaries”);

WHEREAS, the Company has established an irrevocable trust (the “Trust”) by Trust Agreement dated April 1, 1996 (the “Original Trust Agreement”), and has contributed assets to the Trust that are held therein, subject to the claims of the Company’s creditors in the event of the Company’s Insolvency, as herein defined, until disbursed as provided in this Trust Agreement;

WHEREAS, it is the Company’s intention that the Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

WHEREAS, it is the intention of the Company to continue making contributions to the Trust to provide a source of funds (the “Trust Fund”) to assist the Company in satisfying its liabilities under the Plan;

WHEREAS, Allmerica Trust Company (“Prior Trustee”) was designated by the Company in the Original Trust Agreement as trustee of the Trust;

WHEREAS, Section 11(b) of the Original Trust Agreement gives the Company the right to remove the Prior Trustee, upon 60 days notice or as otherwise agreed by the Prior Trustee;

WHEREAS, Section 12 (a) of the Original Trust Agreement authorizes the Company to appoint a successor trustee to replace any trustee removed by the Company;

WHEREAS, Section 13(a) of the Original Trust Agreement provides that the Company may amend the Original Trust Agreement by written instrument, provided that the amendment does not conflict with the Plan nor make the Trust revocable;

WHEREAS, the Company desires to amend and restate the Original Trust Agreement in its entirety as herein set forth;

WHEREAS, the Company has removed the Prior Trustee as trustee of the Trust effective January 31, 2003 and has appointed Wachovia Bank, N.A. to serve as the successor trustee of the Trust effective as of the same date, and Wachovia Bank, N.A. has agreed to assume the duties and responsibilities of trustee pursuant to the terms of this amended and restated Trust Agreement;

NOW, THEREFORE, the Original Trust Agreement is hereby amended as set forth in this Amended and Restated Trust Agreement between Toys “R” Us, Inc. and Wachovia Bank, N.A. effective as of January 31, 2003 (“Trust Agreement”) and Wachovia Bank, N.A. (“Trustee”) shall hereafter hold the Trust assets upon the terms and conditions hereinafter set forth.

Section 1. Establishment of the Trust

(a)	The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

(b)	The Trust is irrevocable by the Company.

(c)	The Trustee acknowledges receipt of the life insurance policy certificates on the lives of the Participants transferred by the Prior Trustee and listed on Attachment A, which shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

(d)	To augment the Trust principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement, the Company, in its sole discretion, may at any time, or from time to time, make additional contributions to the Trust of cash or other property acceptable to the Trustee, including additional life insurance policy certificates.

(e)	The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company and shall be used exclusively for the benefit of the Participants and Beneficiaries, to pay the expenses of the Plan and Trust, to reimburse the Company as set forth in Section 3(c) and to satisfy the general creditors of the Company as herein set forth.

(f)	Notwithstanding anything to the contrary in Section 1(e), the Participants and Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be unsecured contractual rights of the Participants and Beneficiaries against the Company. If the Company becomes Insolvent, as defined in Section 4(a), the assets of the Trust shall be subject to the claims of the Company’s general creditors as determined by federal and state law.

Section 2. Duties of the Company

(a)	The Company, acting through the Compensation and Organizational Development Committee (“Compensation Committee”) of the Board of Directors of the Company, shall provide the Trustee with a certified copy of the Plan and all amendments thereto and the resolutions of the Board of Directors of the Company and the Compensation Committee approving the Plan and all amendments thereto, promptly upon their adoption.

(b)	Within 60 days of the execution of this Trust Agreement, the Company shall forward to the Trustee a certified list of names and titles of any persons properly designated and authorized to exercise any authority or responsibility in the management or administration of the Plan or the Trust. Until receipt by the Trustee of notice that any person is no longer authorized so to act, the Trustee may continue to rely on the authority of the person. All certifications, notices and directions by any such person or persons to the Trustee shall be in writing signed by such person or persons, and the Trustee may rely on any such certification, notice or direction purporting to have been signed by or on behalf of such person or persons that the Trustee believes to have signed thereby. Furthermore, the Trustee may rely on any certification, notice or direction of the Company that the Trustee reasonably believes to have been signed by a duly authorized officer or agent of the Company.

Section 3. Payments to Plan Participants and their Beneficiaries

(a)	The establishment of the Trust and the payment or delivery to the Trustee of money or other property acceptable to the Trustee, including life insurance policies, shall not entitle any Participant or Beneficiary to any right, title or interest in or to any assets of the Trust.

(b)	The Administrative Committee of the Plan (the “Administrative Committee”) shall deliver to the Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable with respect to each Participant and Beneficiary under the terms of the Plan or shall provide a formula or other instructions acceptable to the Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement of payment of such amounts. Except as otherwise provided herein, the Trustee shall make payments to the Participants and Beneficiaries in accordance with such Payment Schedule.

(c)	The Company, in its discretion, may make payment of benefits directly to the Participants or Beneficiaries as they become due under the terms of the Plan. Prior to the time amounts are payable to Participants or Beneficiaries, the Company or the Administrative Committee shall notify the Trustee of the Company’s decision to make direct payment of benefits. Upon presentation of proof of payment, the Trustee shall reimburse the Company out of the Trust Fund an amount equal to the benefit payments made directly by the Company to the Participants or Beneficiaries.

(d)	Nothing in this Agreement shall relieve the Company of its liabilities to pay the benefits due under the Plan except to the extent such liabilities are satisfied by Trust assets.

(e)	Except as provided in Section 14(c)(1), the entitlement of a Participant or Beneficiary to benefits under the Plan shall be determined by the Company or the Administrative Committee and any claim for such benefits shall arise under and be subject to the review and appeal procedures set out in the Plan.

(f)	The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities unless such amounts have been reported, withheld and paid by the Company. With the consent of the Company, the Trustee may delegate to the Company or the Administrative Committee the responsibility for the reporting and withholding as described above.

(g)	In addition to any returns required of the Trustee by law, the Trustee shall prepare and file such tax reports and other returns as the Company and the Trustee may from time to time agree.

Section 4. Trustee Responsibility Regarding Payments when the Company is Insolvent

(a)	The Trustee shall cease payment of benefits to the Participants and Beneficiaries if the Company is Insolvent. The Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)	At all times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of general creditors of the Company, as determined under federal and state law, as set forth below.

(1)	The Board of Directors or the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing that the Company is Insolvent. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to the Participants and Beneficiaries.

(2)	Unless the Trustee has actual knowledge that the Company is Insolvent, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning solvency as may be furnished to the Trustee which provides the Trustee with a reasonable basis for making a determination concerning the solvency of the Company.

(3)	If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments to the Participants and Beneficiaries and shall hold the Trust assets for the benefit of the Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of the Participants or Beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Plan or otherwise.

(4)	The Trustee shall resume the payment of benefits to the Participants and Beneficiaries in accordance with Section 3 hereof only after the Trustee has been notified in writing by the Board of Directors or the Chief Executive Officer of the Company or determined that the Company is not (or is no longer) Insolvent.

(c)	Provided that there are sufficient Trust assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 4(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants and Beneficiaries under the terms of the Plan for the period of such discontinuance less the aggregate amount of any payments made to Participants or their Beneficiaries by the Company or any other person or entity in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 5. Payments to the Company

(a)	Except as otherwise provided in this Section 5 and in Sections 3, 13 and 14 (b), the Company shall have no right or power to direct the Trustee to return to the Company, or to divert to others, any Trust assets before payment of all benefits have been made to the Participants and Beneficiaries pursuant to the terms of the Plan and all fees and expenses of the Trust have been paid. The Trustee shall return to the Company any amounts remaining in the Trust Fund after all such benefits, fees, and expenses have been satisfied.

(b)	Except as provided in Section 14(c)(4)(A), in the event the Company determines that, as of the date of such determination, the value of the Trust Fund exceeds 120 percent of the anticipated benefit obligations and Trust fees and expenses that are to be paid under the Plan and Trust Agreement, the Trustee shall, upon the direction of the Company, distribute to the Company such excess portion of the Trust Fund.

Section 6. Investment Authority

(a)	Powers of the Trustee. Subject to investment guidelines agreed to in writing from time to time between the Company and the Trustee, the Trustee shall have the power, in investing and reinvesting the Trust Fund, in its sole discretion:

(1)	To exercise all powers conferred on the Trustee by applicable law, unless expressly provided otherwise herein; provided, however, that if a life insurance policy is held as an asset of the Trust, the Trustee shall have only those powers specified in Section 6(e) hereof with respect to such policy;

(2)	To invest and reinvest in any readily marketable common and preferred stocks, bonds, notes, debentures, certificates of deposit or demand or time deposits (including any such deposits with the Trustee) and shares of investment companies and mutual funds, without being limited to the classes or property in which the Trustees are authorized to invest by any law or any rule of court of any state and without regard to the proportion any such property may bear to the entire amount of the Trust Fund;

(3)	To commingle for investment purposes all or any portion of the Trust Fund with assets of any other similar trust or trusts established by the Company with the Trustee for the purpose of safeguarding deferred compensation or retirement income benefits of its employees and/or directors, provided, however, that the Trustee shall create one or more sub-accounts if, prior to a Change in Control, the Company so directs;

(4)	To retain any property at any time received by the Trustee;

(5)	To sell or exchange any property held by it at public or private sale, for cash or on credit, to grant and exercise options for the purchase or exchange thereof, to exercise all conversion or subscription rights pertaining to any such property and to enter into any covenant or agreement to purchase any property in the future;

(6)	To participate in any plan of reorganization, consolidation, merger, combination, liquidation or other similar plan relating to property held by it and to consent to or oppose any such plan or any action thereunder or any contract, lease, mortgage, purchase, sale or other action by any person;

(7)	To deposit any property held by it with any protective, reorganization or similar committee, to delegate discretionary power thereto, and to pay part of the expenses and compensation thereof any assessments levied with respect to any such property to deposit;

(8)	To extend the time of payment of any obligation held by it;

(9)	To hold uninvested any moneys received by it, without liability for interest thereon, but only in anticipation of payments due for investments, reinvestments, expenses or disbursements;

(10)	To exercise all voting or other rights with respect to any property held by it and to grant proxies, discretionary or otherwise;

(11)	For the purposes of the Trust Fund, to borrow money from others, to issue promissory note or notes therefor, and to secure the repayment thereof by pledging any property held by it;

(12)	To register investments in its own name or in the name of a nominee; to hold any investment in bearer form; and to combine certificates representing securities with certificates of the same issue held by it in other fiduciary capacities or to deposit or to arrange for the deposit of such securities with any depository, even though, when so deposited, such securities may be held in the name of the nominee of such depository with other securities deposited therewith by other persons, or to deposit or to arrange for the deposit of any securities issued or guaranteed by the United States government, or any agency or instrumentality thereof, including securities evidenced by book entries rather than by certificates, with the United States Department of the Treasury or a Federal Reserve Bank, even though, when so deposited, such securities may not be held separate from securities deposited therein by other persons; provided, however, that no securities held in the Trust Fund shall be deposited with the United States Department of the Treasury or a Federal Reserve Bank or other depository in the same account as any individual property of the Trustee, and provided, further, that the books and records of the Trustee shall at all times show that all such securities are part of the Trust Fund;

(13)	To settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the Trust, respectively, to commence or defend suits or legal proceedings to protect any interest of the Trust, and to represent the Trust in all suits or legal proceedings in any court or before any other body or tribunal; provided, however, that the Trustee shall not be required to take any such action unless it shall have been indemnified by the Company to its reasonable satisfaction against liability or expenses it might incur therefrom;

(14)	To hold and retain policies of life insurance, annuity contracts, and other property of any kind which are transferred or contributed to the Trust by a prior trustee or the Company or are purchased by the Trustee;

(15)	To hold any other class of assets which may be contributed by the Company and deemed reasonable by the Trustee, unless expressly prohibited herein;

(16)	To lend any securities at any time held by it to brokers or dealers upon such security as may be deemed advisable, and during the terms of any such loan to permit the loaned securities to be transferred into the name of and voted by the borrower or others; and

(17)	To employ suitable contractors and counsel, who may be counsel to the Company or to the Trustee, and to pay their reasonable expenses and compensation from the Trust Fund to the extent not paid by the Company;

(18)	Generally, to do all acts, whether or not expressly authorized, that the Trustee may deem necessary or desirable for the protection of the Trust Fund.

(b)	Trustee Appointment of Investment Manager. The Trustee shall have the right, in its sole discretion, to delegate its investment responsibility to an investment manager who may be an affiliate of the Trustee. In the event the Trustee shall exercise this right, the Trustee shall remain, at all times responsible for the acts of an investment manager.

(c)	Powers of the Company. The Company shall have the right, subject to the provisions of this Section 6, to direct the Trustee with respect to investments, as follows:

(1)	Except as provided in Section 14(c)(2), the Company may at any time direct the Trustee to segregate all or a portion of the Trust Fund in a separate investment account or accounts and may appoint one or more investment managers and/or an investment committee established by the Company to direct the investment and reinvestment of each such investment account or accounts. In such event, the Company shall notify the Trustee of the appointment of each such investment manager and/or investment committee. No such investment manager shall be related, directly or indirectly, to the Company, but members of the investment committee may be employees of the Company.

(2)	If an investment manager and/or investment committee is appointed by the Company, the Trustee shall make every sale or investment with respect to such investment account as directed in writing by the investment manager or investment committee. It shall be the duty of the Trustee to act strictly in accordance with each direction. The Trustee shall be under no duty to question any such direction of the investment manager or investment committee, to review any securities or other property held in such investment account or accounts acquired by it pursuant to such directions or to make any recommendations to the investment managers or investment committee with respect to such securities or other property.

(3)	Notwithstanding the foregoing, the Trustee, without obtaining prior approval or direction from an investment manager or investment committee, may invest cash balances held by it from time to time in short term cash equivalents including, but not limited to, through the medium of any short term mutual, common, collective or commingled trust fund established and maintained by the Trustee subject to the instrument establishing such Trust Fund, U.S. Treasury Bills, commercial paper (including such forms of commercial paper as may be available through the Trustee’s Trust Department), certificates of deposit (including certificates issued by the Trustee in its separate corporate capacity), and similar type securities, with a maturity not to exceed one year; and, furthermore, sell such short term investments as may be necessary to carry out the instructions of an investment manager or investment committee regarding more permanent type investment and directed distributions.

(d)	Substitution of Assets. Except as provided in Section 14(c)(4)(C), the Company has the right at any time, and from time to time, in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

(e)	Life Insurance Policies.

(1)	The Trustee shall hold in the Trust all of the life insurance policy certificates on the lives of Participants (“Policies”) it receives, the proceeds of any sale, assignment or surrender of any such Policy, and any and all dividends and other payments of any kind received with respect to any such Policy.

(2)	Except as provided in Section 14(c)(2), the Trustee shall invest part or all of the Trust Fund in insurance contracts, the type and amount thereof to be specified by the Company. The Trustee shall be under no duty to make inquiry as to the propriety of the type or amount so specified.

(3)	The Trustee shall have the right to purchase an insurance policy or an annuity to fund the benefits of the Plan.

(4)	Upon the Administrative Committee’s written direction, or subject to the Investment Guidelines established by the Company with respect to the Trust, the Trustee shall pay, from the Trust Fund, premiums, assessments, dues, charges and interest, if any, upon any Policy held in the Trust.

(5)	Each insurance contract issued shall provide that the Trustee shall be the owner thereof with the power to exercise all rights, privileges, options and elections granted by or permitted under such contract or under the rules of the insurer. Except as provided for in Section 14(c)(4)(b), the exercise by the Trustee of any incidents of ownership under any contract shall be subject to the direction of the Company.

(6)	Notwithstanding the foregoing, the Trustee shall have no power to name a beneficiary of a policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor trustee, or to lend to any person the proceeds of any borrowing against an insurance policy held in the Trust Fund.

Section 7. Disposition of Income

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested within the Trust.

Section 8. Accounting by the Trustee

(a)	The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee.

(b)	The Trustee shall deliver to the Company, within 45 days following the close of each calendar year and within 45 days after the removal or resignation of the Trustee, a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

(c)	The Company may approve the Trustee’s account by an instrument in writing delivered to the Trustee. In the absence of the Company’s filing with the Trustee objections to any such account within 90 days after its receipt, the Company shall be deemed to have approved the account. In such case, or upon the written approval by the Company of any such account, the Trustee shall, to the extent permitted by law, be discharged from all liability to the Company for its acts or failures to act described by the account.

(d)	Nothing contained in this Trust Agreement shall be construed as depriving the Trustee or the Company of the right to have a judicial settlement of the Trustee’s account. In addition to the Trustee, the only necessary parties to any proceeding for a judicial settlement of the Trustee’s accounts or for instructions, shall be the Company (or the Administrative Committee, if the Company so designates) and the Participants and Beneficiaries.

(e)	At the direction of the Administrative Committee, the Trustee shall from time to time permit an independent public accountant selected by the Administrative Committee to have access during ordinary business hours to such records as may be necessary to audit the Trustee’s accounts.

(f)	As of the last day of each fiscal year, and at such other times as the Administrative Committee may reasonably direct, the Trustee shall determine the fair market value of the assets held in the Trust.

Section 9. Responsibility and Indemnification of the Trustee

(a)	The Trustee shall have, without exclusion, all powers conferred on the Trustee by applicable law, unless expressly provided otherwise herein.

(b)	Except as provided in Section 14(c)(4)(D), the Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder.

(c)	The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder and may rely on any determinations made by such agents and information provided to it by the Company.

(d)	Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

(e)	The Company hereby agrees to indemnify the Trustee against losses, liabilities, claims, costs and expenses in connection with the administration of the Trust, if the Trustee discharges its duties set forth in this Trust Agreement (including, without limitation, its duty to invest and reinvest the Trust Fund) with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

(f)	If the Trustee meets the prudent person standard set forth in Section 9(e) and undertakes or defends any litigation arising in connection with this Trust or the Plan, including protecting a Participant’s or Beneficiary’s rights under the Plan as authorized in Section 14(c)(1), the Company agrees to indemnify the Trustee against the Trustee’s costs, reasonable expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. The Trustee shall be under no obligation to undertake or defend any such litigation unless there are sufficient assets available at the time in the Trust Fund to cover the Trustee’s costs, reasonable expenses and liabilities (including, without limitation attorney’s fees and expenses) relating thereto. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

(g)	The Trustee shall incur no liability to any person for any action taken pursuant to a written direction, request or approval given by the Company. The Trustee shall also be indemnified and saved harmless by the Company from and against any and all liability to which the Trustee may be subjected by carrying out any directions of a Company-appointed investment manager or investment committee or for failure to act in the absence of directions of the investment manager or investment committee, including all expenses reasonably incurred in its defense in the event the Company fails to provide such defense; provided, however, the Trustee shall not be so indemnified if it participates knowingly in, or knowingly undertakes to conceal, an act or omission of an investment manager or investment committee; provided further, however, that the Trustee shall not be deemed to have knowingly participated in or knowingly undertaken to conceal an act or omission of an investment manager or investment committee by merely complying with directions of an investment manager or investment committee or for failure to act in the absence of directions of an investment manager or investment committee. The Trustee may rely upon any order, certificate, notice, direction or other documentary confirmation purporting to have been issued by the investment manager or investment committee which the Trustee believes to be genuine and to have been issued by the investment manager or investment committee. The Trustee shall not be charged with knowledge of the termination of the appointment of any investment manager or investment committee until it receives written notice thereof from the Company.

(h)	The Trustee may apply to a court of competent jurisdiction to institute an action for settlement of the Trustee’s account pursuant to Section 8(d), to appoint a successor Trustee pursuant to the terms of Section 12(a), and to collect a contribution due the Trust by the Company following a Change in Control pursuant to the terms of Section 14 (c)(3)(B) or in the event that the Trust should experience a short-fall in the amount of Trust assets necessary to make payments pursuant to the terms of the Plan.

(i)	Except as provided in Section 14(c)(1), the Trustee may not apply to a court of competent jurisdiction to resolve a dispute between the Company and a Participant, Beneficiary or other person or entity in connection with payments allegedly due from or alleged obligations of the Trust Fund.

Section 10. Compensation and Expenses of the Trustee

The Trustee’s compensation shall be as agreed in writing from time to time by the Company and the Trustee. The Company shall pay all administrative expenses and Trustee’s fees and expenses and shall promptly reimburse the Trustee for any fees and expenses of its agents. If not so paid, the fees and expenses shall be paid from the Trust.

Section 11. Resignation and Removal of the Trustee

(a)	Except as provided in Section 14(c)(4)(E), the Trustee may be removed by the Company upon 30 days notice or upon shorter notice accepted by the Trustee.

(b)	The Trustee may resign at any time by written notice to the Company, which shall be effective 30 days after receipt by the Company of such notice unless the Company and the Trustee agree otherwise.

(c)	Upon resignation or removal of the Trustee and appointment of a successor trustee, all assets shall subsequently be transferred to the successor trustee. The transfer shall be completed within 60 days after receipt of notice of resignation, removal or transfer, unless the Company authorizes an extension.

(d)	In the event of the removal or resignation of the Trustee, the Trustee shall deliver to the successor trustee all records which shall be required by the successor trustee to enable it to carry out the provisions of this Trust Agreement.

Section 12. Appointment of Successor

(a)	Except as provided in Section 14(c)(5), the Company shall appoint a successor trustee, such as a bank trust department or other party that has corporate trustee powers under state law, upon the resignation or removal of the Trustee. If no such appointment has been made by the effective date of resignation or removal under Section 12, whichever applicable, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with such proceeding shall be allowed as an administrative expense of the Trust.

(b)	The successor trustee shall have all of the rights and powers of the prior trustee, including ownership rights in the Trust. The prior trustee shall execute any instrument necessary or reasonably requested by the Company or the successor trustee to evidence the transfer.

(c)	Wachovia Bank, N.A., as Trustee, or any future successor trustee need not examine the records and acts of this or any other Prior Trustee and may retain or dispose of existing Trust assets in accordance with the terms of the Plan and this Trust Agreement. Wachovia Bank, N.A. or any future successor trustee shall not be responsible for, and the Company shall indemnify and defend Wachovia Bank, N.A. or any future successor trustee from, any claim or liability resulting from any action or inaction of this or any other Prior Trustee or from, any other past event, or any condition existing at the time it becomes Trustee.

Section 13. Amendment or Termination

(a)	Except as provided in Section 14(c)(6), this Trust Agreement may be amended by a written instrument executed by the Trustee and the Company (or the Company’s delegate). Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or make the Trust revocable.

(b)	Unless otherwise agreed in writing by all Participants and Beneficiaries entitled to payment of benefits pursuant to the Plan, the Trust shall not terminate until the date on which all Participants and their Beneficiaries have received all of the benefits due them under the terms and conditions of the Plan.

(c)	Except as provided in Section 4, but notwithstanding any other provision of this Trust Agreement to the contrary, if at any time (i) the Trust is finally determined by the Internal Revenue Service (the “IRS”) not to be a “grantor trust,” with the result that the income of the Trust is not treated as income of the Company pursuant to Sections 671 through 679 of the Code, (ii) a federal tax is finally determined by the IRS to be payable by the Trust beneficiaries with respect to the entire value of the assets maintained under the Trust prior to the final distribution to the Trust beneficiaries, or (iii) the Trustee receives an opinion of counsel satisfactory to it to the effect that it is likely that the IRS will determine that a tax will be payable by Trust beneficiaries as described in (ii) above and it is likely that such determination will be upheld, then, upon the written direction of the Administrative Committee, the Trustee shall immediately terminate the Trust and, as specified in writing by the Administrative Committee, the assets, shall be liquidated and paid in cash in a lump sum, subject to Section 6(e), as soon as practicable by the Trustee to the Trust beneficiary, regardless of whether such Trust beneficiary’s employment with the Company has terminated and regardless of the form and time of payment specified in any applicable Payment Schedule. All remaining assets (less any expenses or costs due under Section 10 hereof) shall then be paid by the Trustee to the Company.

If the IRS determination referred to in (ii) above or the opinion referred to in (iii) above applies to less than the entire value of the Trust, then, upon the written direction of the Administrative Committee, that part of the assets of the Trust to which such determination or opinion relates shall be liquidated and paid in cash in a lump sum, subject to Section 6(e), as soon as practicable by the Trustee to the Trust beneficiary upon whom such tax is or will be imposed, and the Trust shall continue in effect.

(d)	After payment of all fees and expenses of the Trust, any remaining assets in the Trust at termination shall be returned to the Company.

Section 14. Change in Control

(a)	Definitions. For purposes of this Section 14, the following terms shall be defined as set forth below:

(1)	Affiliate: an affiliate within the meaning of Rule 12b-2 promulgated under the Exchange Act.

(2)	Beneficial Ownership: ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act.

(3)	Business Combination: a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company.

(4)	Change in Control:

(A)	The acquisition by a Person of Beneficial Ownership of 25 percent or more of either (i) the Outstanding Company Common Stock or (ii) the Outstanding Company Voting Securities; provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change of Control: (i) any acquisition by the Company of any of its subsidiaries, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, or (iii) any acquisition by any Person pursuant to a transaction approved by the Incumbent Board; or

(B)	The cessation of the Incumbent Board for any reason to constitute at least a majority of the Board; or

(C)	The consummation of Business Combination, in each case, unless, immediately following such Business Combination each of the following would be correct:

(i)	all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding

Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Person resulting from such Business Combination (including, without limitation, a Person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and

(ii)	no Person (excluding any employee benefit plan or related trust sponsored or maintained by the Company or any subsidiary of the Company, or such corporation resulting from such Business Combination or any Affiliate of such corporation) beneficially owns, directly or indirectly, 25 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and

(iii)	at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the action of the Incumbent Board providing for such Business Combination; or

(D)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(5)	Exchange Act: Securities Exchange Act of 1934, as amended.

(6)	Incumbent Board: the members of the Board of Directors on the effective date of this Trust Agreement and any member of the Board of Directors subsequent to the effective date of this Trust Agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, except that the Incumbent Board shall not include any member of the Board of Directors whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

(7)	Outstanding Company Common Stock: outstanding shares of common stock of the Company.

(8)	Outstanding Company Voting Securities: outstanding voting securities of the Company entitled to vote generally in the election of directors.

(9)	Person: any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(10)	Potential Change of Control: the occurrence of either of the following circumstances: (i) the Company enters into a definitive written agreement, the consummation of which would result in the occurrence of a Change in Control; or (ii) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control.

(b)	Potential Change in Control.

(1)	Upon a Potential Change in Control, the Board of Directors, the Chief Executive Officer, or the General Counsel of the Company shall notify the Trustee in writing of the occurrence of the Potential Change in Control. The Company, as soon as possible, but in no event longer than 30 days following the occurrence of such Potential Change in Control, make a contribution to the Trust in an amount sufficient to fund the Trust in an amount equal to no less than 100 percent of that amount necessary to pay each Participant and Beneficiary the benefits to which he is entitled pursuant to the terms of the Plan as of the date on which the Potential Change in Control occurred.

(2)	In the event a Change in Control does not occur within one year of a Potential Change in Control, the Board of Directors, the Chief Executive Officer, or the General Counsel of the Company shall notify in writing the Trustee that a Potential Change in Control no longer exists. The Company shall then have the right to recover any amounts contributed to the Trust pursuant to Section 14(b)(1), as directed in writing by the Company, provided, however, that the amounts recovered by the Company shall not reduce the balance of the Trust Fund to an amount less than the balance immediately before such contribution was made less any interim distributions for benefit payments or Trust expenses

(c)	Change in Control.

(1)	Payments to Plan Participants and Beneficiaries. The Board of Directors, the Chief Executive Officer, or the General Counsel of the Company shall notify the Trustee in writing when a Change in Control occurs. Upon a Change in Control, a Participant or Beneficiary may request that the Trustee make an independent decision as to the timing, amount or form of his or her benefits due under the Plan. In making any determination required or permitted to be made by the Trustee under this Section 14(c)(1), the Trustee shall, in each such case, reach its own independent determination, in its absolute and sole discretion, as to the Participant’s or Beneficiary’s entitlement to a payment hereunder. In making its determination, the Trustee may consult with and make such inquiries of such persons, including the Participant or Beneficiary, the Company, legal counsel, actuaries or other persons, as the Trustee may reasonably deem necessary. Any reasonable costs incurred by the Trustee in arriving at its determination shall be reimbursed by the Company and, to the extent not paid by the Company within a reasonable time, shall be charged to the Trust.

(2)	Investment Authority. Upon a Change in Control, the Company shall have no right to direct the Trustee with respect to investments. Rather, the Trustee shall have the sole and absolute discretion to manage the Trust assets and shall have all the powers set forth under Section 6 hereof. In investing the Trust assets, the Trustee shall consider:

(A)	the needs of the Plan; and

(B)	the need for matching of the Trust assets with the liabilities of the Plan.

(3)	Contributions.

(A)	Upon a Change in Control, the Company shall, as soon as possible, but in no event longer than 30 days following the occurrence of such Change in Control, make an irrevocable contribution to the Trust in an amount sufficient to fund the Trust in an amount equal to no less than 100 percent of that amount necessary to pay each Participant and Beneficiary the benefits to which he is entitled pursuant to the terms of the Plan as of the date on which the Change in Control occurred. The Company shall also fund an expense reserve for the Trustee in an amount not to exceed $150,000 for the five years following the Change in Control.

(B)	The Trustee and any Participant or Beneficiary shall have the right to compel the Company to make the contributions set forth in Section 14(c)(3)(A) only if the Company has failed to make such contributions within 30 days of the Change in Control.

(4)	Limitations. Upon a Change in Control:

(A)	payments to Company of excess Trust amounts authorized under Section 5(b) are prohibited;

(B)	the Trustee shall be the owner of each insurance contract with the power to exercise all rights, privileges, options and elections granted by or permitted under such contract or under the rules of the insurer. The exercise by the Trustee of any incidents of ownership under any contract shall not be subject to the direction of the Company;

(C)	the substitution of assets is subject to the approval and acceptance of the Trustee;

(D)	the Trustee shall select legal counsel that is independent from and does not serve as counsel to the Company;

(E)	the Trustee may only be removed by the Company with the consent of a majority of the Participants.

(5)	Appointment of Successor. If the Trustee resigns within two years after a Change in Control, the Company (or, if the Company fails to act within a reasonable period of time following such resignation, the Trustee) shall apply to a court of competent jurisdiction for the appointment of a successor Trustee or for instructions.

(6)	Amendment. Notwithstanding anything to the contrary in Section 13, this Trust Agreement may not be amended by the Company for two years following a Change in Control without the written consent of a majority of the Participants, except to the extent necessary to comply with legal or regulatory requirements necessary to maintain the tax deferred status of the Plan.

Section 15. Miscellaneous

(a)	Any word contained in the text of this Trust Agreement shall be read as the singular or plural and as the masculine, feminine or neuter as may be applicable or permissible in the particular context. Unless otherwise specifically stated, the words “or” and “any” shall be taken to mean “any one or more or all of.”

(b)	Benefits payable to Participants and their Beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process except as otherwise provided in the Plan.

(c)	Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(d)	The Company hereby represents and warrants that the Plan has been established, maintained and administered in accordance with all applicable laws (including, to the extent applicable, ERISA).

(e)	This Trust Agreement shall be governed by and construed in accordance with the laws, and the Trust shall have its situs in, the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, this Grantor Trust Agreement has been executed on behalf of the parties hereto on the day and year first above written.

TOYS “R” US	WACHOVIA BANK, N.A., TRUSTEE

By:	By:
Its:	Its:
Date:	Date: